POWER OF ATTORNEY

AUTHORIZATION

I hereby authorize Joseph K. Keller, Abraham N. Oler, Kurt A. Gustafson or Brett
L. Scott, acting singly, to sign and file
on my behalf any and all forms required by the Securities and Exchange
Commission pursuant to Section 16 of the Securities
Exchange Act of 1934 (the "Exchange Act") relating to the reporting of beneficial ownership of equity securities of Spectrum
Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and of changes in such beneficial ownership, together with
any and all amendments thereto.  This authorization shall be effective on and after the date set forth below and shall continue
in effect until I am no longer required to file such forms, unless earlier revoked by me in writing.

I acknowledge that the persons authorized hereunder are not assuming, nor is the
Company assuming, any of my responsibilities
to comply with Section 16 of the Exchange Act.

Dated as of this 27th day of March, 2014.

      /s/ Lee F. Allen
      Lee F. Allen